                            TERMINATION AGREEMENT

            THIS TERMINATION AGREEMENT (this "Agreement") is entered into as of January 20, 2004, among OPPENHEIMER PRINCIPAL PROTECTED TRUST II, an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts (the "Trust"), on behalf of its series OPPENHEIMER PRINCIPAL PROTECTED MAIN STREET FUND II (the "Fund"),
OPPENHEIMERFUNDS, INC., a corporation organized under the laws of the State of Colorado (the "Adviser"), MAIN PLACE FUNDING, LLC (the "Warranty
Provider"), a limited liability company formed under the laws of the State of
Delaware and an indirect, wholly-owned subsidiary of Bank of America
Corporation ("BAC"), and Bank of America, N.A., a national banking association ("BANA").

                            PRELIMINARY STATEMENT

            WHEREAS, the parties hereto, with the exception of BANA, have entered into that certain Financial Warranty Agreement, dated as of October
31, 2003 (the "Financial Warranty Agreement");

            WHEREAS, BAC has delivered a Guarantee dated as of October 31,
2003 (the "Guarantee") in favor of the Trust on behalf of the Fund pursuant to which BAC has agreed to guarantee the obligations of the Warranty Provider under the Financial Warranty Agreement subject to the terms and conditions set forth in the Financial Warranty Agreement;

            WHEREAS, each of the parties hereto desires to terminate the
Financial Warranty Agreement, each other Transaction Document to which the
Warranty Provider is a party and the Guarantee on and as of an agreed time and date;

            WHEREAS, the Warranty Provider desires to, subject to Section 6 hereof, effective on and as of such agreed time, irrevocably and unconditionally waive, release, and discharge any claim it may have against the Fund and/or the Adviser in connection with or arising out of the
Financial Warranty Agreement or any such other Transaction Document
(including the early termination of either the Financial Warranty Agreement or any such other Transaction Document pursuant to this Agreement), on and subject to the terms and conditions hereinafter set forth;

            WHEREAS, the Fund and the Adviser each desire to, except for the
Surviving Provisions (as defined below) and subject to Section 6 hereof, irrevocably and unconditionally waive, release, and discharge any claim it may have against the Warranty Provider in connection with or arising out of the Financial Warranty Agreement or any such other Transaction Document
(including the early termination of either the Financial Warranty Agreement or any such other Transaction Document pursuant to this Agreement), on and subject to the terms and conditions hereinafter set forth; and

            WHEREAS, the Trust and the Fund desire to, effective as of such agreed time, irrevocably and unconditionally waive, release, and discharge any claim it may have against BAC under the Guarantee (including the early termination of the Guarantee, the Financial Warranty Agreement or any other
Transaction Document to which the Warranty Provider is a party pursuant to this Agreement).

            NOW, THEREFORE, in consideration of the premises, mutual
covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Defined Terms.  Except as defined herein, all capitalized terms used herein shall have the respective meanings ascribed to them in the Financial
Warranty Agreement.

2.    Termination.  Except for Sections 9.1, 9.2 and 9.4 of the Financial
Warranty Agreement (the "Surviving Provisions"), each of the Financial
Warranty Agreement, each other Transaction Document to which the Warranty
Provider is a party and the Guarantee shall terminate and be of no further force and effect on and as of January 20, 2004 (the "Agreed Early Termination
Date").  The Surviving Provisions shall survive the Agreed Early Termination
Date and shall continue to be effective through the date that is one year after the earlier of (i) the last day of the protected period under any subsequent principal protection arrangement that the Fund may enter into or
(ii) the date of final liquidation of the Fund.  The Agreed Early Termination
Date shall be a "Termination Date" for purposes of the Service Agreement.

3.    Discharge of Obligations and Release.  Except for the Surviving
Provisions, effective on and as of the Agreed Early Termination Date, each of the Warranty Provider on the one hand, and the Fund and the Adviser on the other hand, is discharged from any and all obligations under the Financial
Warranty Agreement and each other Transaction Document to which the Warranty
Provider is a party.  Subject to Section 6 hereof, effective on and as of the
Agreed Early Termination Date, the Warranty Provider irrevocably and unconditionally waives, releases, and discharges any claim it may have against the Fund and/or the Adviser, in connection with or arising out of the
Financial Warranty Agreement or any such other Transaction Document
(including the early termination of either the Financial Warranty Agreement or any such other Transaction Document pursuant to this Agreement).  Except for the Surviving Provisions and subject to Section 6 hereof, the Fund and the Adviser each irrevocably and unconditionally waives, releases, and discharges any claim it may have against the Warranty Provider, in connection with or arising out of the Financial Warranty Agreement or any such other
Transaction Document (including the early termination of either the Financial
Warranty Agreement or any such other Transaction Document pursuant to this
Agreement).  Effective on and as of the Agreed Early Termination Date, BAC is
hereby discharged from any and all obligations under the Guarantee, and each of the Trust and the Fund hereby irrevocably and unconditionally waives, releases, and discharges any claim it may have against BAC under the
Guarantee (including the early termination of the Guarantee, the Financial
Warranty Agreement or any such other Transaction Document pursuant to this
Agreement).

4.    Due Authorization.  Each party hereby represents and warrants that (i)
it has the power and authority to execute, deliver and perform this Agreement and has taken all necessary action required by applicable Requirements of Law to authorize the execution, delivery and performance of this Agreement, (ii)
this Agreement has been duly executed and delivered on behalf of such party, and (iii) this Agreement constitutes a legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.    Covenants of the Adviser and the Trust on behalf of the Fund.  The
Adviser and the Trust on behalf of the Fund each hereby covenants and agrees that following execution of this Agreement it shall promptly notify any
Persons that have to date submitted purchase orders for Shares, of the termination of the Financial Warranty Agreement, the other Transaction
Documents to which the Warranty Provider is a party and the Guarantee effective on and as of the Agreed Early Termination Date.  Such notification shall be made pursuant to an amendment or supplement to the Fund's
Registration Statement filed with the Commission.

6.    Indemnification.  The Warranty Provider and BANA hereby agree to indemnify and hold harmless the Adviser, the Trust, their affiliates, and their respective employees, officers, directors, trustees and agents
(collectively, the "Fund Parties") from and against any and all losses, claims, damages, liabilities, judgments, costs (including, without limitation, reasonable attorneys' fees), expenses and disbursements
(collectively, "Losses") incurred or suffered by any of them arising out of third party claims brought against any Fund Party as a result of the early termination of the Financial Warranty Agreement or reasonable attorneys' fees incurred by any Fund Party (which shall also constitute "Losses" for purposes of this Agreement) in connection with the enforcement of this Agreement, provided, however, that the Warranty Provider and BANA shall not be liable for that portion of Losses resulting directly or indirectly from any action or omission on the part of (i) any of the Fund Parties which constitutes negligence, recklessness, bad faith or willful misconduct by such Fund Party or (ii) any Person that provides the Fund with any form of principal protection or with which the Fund (or the Adviser on behalf of the Fund)
enters into any kind of principal protection arrangement; provided, further, that the Warranty Provider and BANA shall not be liable for any Losses incurred by any Fund Party in connection with any claim, suit or demand initiated by the Fund Party to the extent such claim, suit or demand is finally adjudicated by a final non-appealable judgment of a court of competent jurisdiction or settled in the Warranty Provider's or BANA's favor.  For the avoidance of doubt, the parties agree that the execution, delivery and performance of the Transaction Documents and of this Agreement by the Fund does not constitute negligence, recklessness, bad faith or willful misconduct by the Fund under subsection (i) above.  The Warranty
Provider and BANA agree to promptly reimburse any of the Fund Parties for all
Losses in respect of which indemnification may be sought by such Fund Party hereunder as they are incurred or suffered by each Fund Party.  The Warranty
Provider's and BANA's obligation under this Section shall not extend to consequential damages.  Each Fund Party agrees to inform the Warranty
Provider and BANA promptly in writing of any event which comes to its notice as a result of which the Warranty Provider or BANA might become liable under this Section, and to allow the Warranty Provider and BANA (if the Warranty
Provider or BANA so requests) to conduct the defense to any such event, or to enter into and conclude any settlement negotiations with respect thereto, in consultation with the Fund Party.  Anything in this Section 6 to the contrary notwithstanding, the Warranty Provider and BANA shall not, without the applicable Fund Party's prior consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on that Fund Party or which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Fund Party, a release from all liability in respect of such claim.

7.    Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the New York General Obligations Law but excluding all other choice of law and conflicts of law rules).

8.    Submission to Jurisdiction, Waiver of Jury Trial.  EACH PARTY HEREBY
IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE
OR FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK
IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND
EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH
ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR
FEDERAL COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT
THAT IT MAY LEGALLY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE
MAINTENANCE OF SUCH ACTION OR PROCEEDING.  EACH PARTY AGREES THAT A FINAL
JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE
ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER
MANNER PROVIDED BY LAW.

            EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES
ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED
HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR
ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR
WRITTEN) OR ACTIONS OF THE PARTIES HERETO.  EACH PARTY ACKNOWLEDGES AND
AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS
PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTY
ENTERING INTO THIS AGREEMENT.

9.    Counterparts.  This Agreement may be executed in counterparts of the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

10.   Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supercedes all prior discussions and agreements among the parties with respect to the subject matter hereof.

11.   Disclosure of Shareholder Liability.  The Warranty Provider understands and agrees that the obligations of the Trust on behalf of the Fund under this
Agreement are not binding upon any trustee of the Trust or shareholder personally, but bind only the Fund's assets and property.  The Warranty
Provider represents that it has notice of the provisions of the Declaration of Trust of the Trust disclaiming shareholder and trustee liability for acts or obligations of the Fund other than in the case of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of such Trustee.

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            IN WITNESS WHEREOF, the parties hereto have executed this
Agreement, all as of the day and year first above mentioned.

                                     OPPENHEIMERFUNDS, INC., as Adviser

                                    By:  /s/ Philip Witkower
                                    Name: Philip Witkower
                                    Title: Senior Vice President

                                    OPPENHEIMER PRINCIPAL PROTECTED TRUST II,
                                       as Trust, on behalf of OPPENHEIMER
                                       PRINCIPAL PROTECTED MAIN STREET FUND II

                                    By: /s/ Denis R. Molleur
                                    Name: Denis R. Molleur
                                    Title: Assistant Secretary

                                    MAIN PLACE FUNDING, LLC, as Warranty
                                       Provider

                                    By: /s/ Mark O'Donnell
                                    Name:  Mark O'Donnell
                                    Title: Senior Vice President

                                    Solely for purposes of Section 6 of this
                                       Agreement (and the provisions of
                                       Sections 7, 8, 9 and 10 of this
                                       Agreement as they relate to such
                                       Section 6):

                                    BANK OF AMERICA, N.A.

                                    By: /s/ Sonia Han
                                    Name: Sonia Han
                                    Title: Assistant General Counsel